SECURED PROMISSORY NOTE

         THIS PROMISSORY NOTE (the "Note") is made as of the 8th day of October, 1998, by and between American Resources and Development Company, a Utah corporation whose address is 3855 South 500 West, Suite # R, Salt Lake City, Utah 84115 (hereinafter referred to as "Borrower") and Jordache Enterprises, Inc., (hereinafter referred to as "Lender"), whose address is 1411 Broadway, 33rd floor, New York, NY 10018.

                                    RECITALS

         For value received the undersigned, American Resources and Development Company, promises to pay to the order of the Lender, Jordache Enterprises, Inc. at the aforementioned address, or such other place that me be designated in writing, by the Holder of this Note, the principal sum of ONE MILLION DOLLARS ($1,000,000.00 U.S.) with interest as set forth herein.

                                   AGREEMENT

SECTION 1: LOAN TERMS

         1.1 Note Advances Lender agrees to loan (the "Loan") to Borrower the sum of One Million and no/100 Dollars ($1,000,000 U.S.) and Borrower promises to repay, according to the following schedule:

               Date of Advance           Amount of Advance
               October 8, 1998              $1,000,000

         Note Term
         The Note shall have a term of four (4) years, commencing October 8, 1998 and shall mature and become due on October 8, 2002.

         1.3 Interest and Payment Considerations Interest shall accrue on all sums outstanding at an annual rate equal to the prime rate as published by the wall street journal from time to time plus one percent (1%). Interest shall be paid to Lender, quarterly, on January 8, April 8, July 8 and October 8 until all sums outstanding are paid in full, Borrower shall make payments of principal in the amount of $250,000 in principal on October 8, 1999, October 8, 2000, October 8, 2001 and October 8, 2002. All payments received under this Note shall be made in the form of lawful money of the United States of America. This Note may be prepaid by Borrower, in whole or in part, without premium or penalty. All prepayments shall first be applied to accrued interest and then to the unpaid principal balance hereof.

         1.4 Borrower's Pledge The advance of money pursuant to this Note shall be secured by a stock pledge agreement (the "Stock Pledge") between Borrower and Lender dated as of the date hereof pursuant to which pledges to Lender its shares of stock in U.S. Polo Association, Ltd. U.S. Polo Association, Ltd., owns the. rights, title and interest in the master license rights to the U.S. Polo Association trademarks as evidenced by the Master License Agreement, dated February 14, 1997, between Quade, Inc. and USPA Properties, Inc. This Master License Agreement was transferred to U.S. Polo Association, Ltd., on October 8, 1998. This stock pledge is documented in Exhibit A to this Note.

SECTION 2:  DEFAULT AND LENDER'S RIGHTS

         Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment when due; (b) Borrower breaks any promise Borrower has made to Lender hereunder, or the Stock Pledge or otherwise defaults under any term or provision of this Note or the Stock Pledge; or Borrower fails to perform promptly at the time and strictly in the manner provided in this Note or the Stock Pledge; (c) any representation or statement made or furnished to Lender by Borrower or on Borrower's behalf is false or misleading in any material respect; (d) Borrower becomes insolvent, a receiver is appointed for any part of Borrower's property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by Borrower or against Borrower under any bankruptcy or insolvency laws; or (0 any creditor tries to take any of Borrower's property on or in which Lender has a lien or security interest.

         In the event of default, Lender may, at its option, take any or all of the following actions: (a) declare the entire unpaid principal balance due under this Note, together with all accrued unpaid interest, fees and costs thereon, immediately due and payable, without notice; (b) declare any other indebtedness owed from Borrower to Lender immediately due and payable, without notice; Further, the Lender may hire or pay someone else to help collect this Note if Borrower does not pay, which sums Borrower will reimburse to Lender. Such reimbursable sums include, subject only to any limits under applicable law, Lender's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including reasonable attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Lender may also take any other actions allowed by law or under this Note and the other Notes relating to the indebtedness or the Stock Pledge.

         The Borrower further agrees to pay interest on any amount of principal of interest which is not paid when due whether at maturity or otherwise until all amounts due and owing under this Note and the Stock Pledge are paid in full, payable on demand, at a rate per month equal at all times equal to 2% of such amounts due and owing; provided however, that in no event shall the Late Charges payable hereunder exceed the maximum rate permitted by applicable law. If from any circumstances whatsoever, fulfillment of any provision of this Note, the Stock Pledge or any other document executed in connection with the loan evidenced by this Note at the time performance of such provision shall be due, shall involve a transcending of the limit of validity prescribed by law which a court competent jurisdiction may deem applicable hereto, then ipso facto, the interest rate shall be reduced to the limit of such validity and if, from any circumstances whatsoever, the Lender shall ever receive as interest an amount which would exceed the highest lawful rate, the receipt of such excesses shall be credited against the principal balance due on this Note and any other obligations of the Borrower to which the same may lawfully be credited, and any portion of such excess not capable of being so credited shall be related to the Borrower.

         The Borrower hereby waives presentment for payment, notice of dishonor, protest and notice of protest. If the Borrower consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

SECTION 3: AFFIRMATlVE COVENANTS

         Borrower covenants that so long as Borrower is indebted to Lender, Borrower will:


             3.1 Perform each and every covenant contained in this Note and other loan documents in any way relating to this Note.


             3.2 Promptly inform Lender of any litigation, or of any claim or controversy which might become the subject of litigation against Borrower.

             3.3 Promptly furnish to Lender, at Lender's request, financial information concerning the assets, liabilities, operations and transactions of Borrower as Lender may from time to time reasonably request.

             3.4 Preserve and maintain all licenses, privileges, franchises, certificates and the like necessary for the operation of Borrower's business, including, but not limited to the license granted pursuant to the Master License Agreement.



SECTION 4: SURVIVAL

         The representations, warranties, covenants, Note and indemnities included or provided for in this Note, or in any exhibit, document, certificate or other instrument delivered pursuant to this Note, shall survive the delivery of any instrument or document to be delivered under this Note.

SECTION 5: NOTICES

         All notices, consents, waivers and other communications under this Note must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below ( or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

IF TO BORROWER:

                    American Resources and Development Company
                    3855 South 500 West, No. R
                    Salt Lake City, Utah 84115
                    ATTN.: Tim Papenfuss
                    Facsimile No. 801-288-9210

IF TO LENDER:

                    Jordache Enterprises, Inc.,
                    1411 Broadway 33rd Floor
                    New York, New York, NY 10018
                    ATTENTION: Robert A. Spiegelman, Esq.
                    Facsimile No. 212-714-6808



SECTION 6: AMENDMENTS

         This Note may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing executed by both parties hereto. No waiver of any term, provision or condition of this Note, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition or as a waiver or any other term, provision or condition of this Note.

SECTION 7: HEADINGS

         The headings of the sections of this Note are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Note.

SECTION 8: GOVERNING LAW

         This Note and the transaction described herein shall be construed exclusively in accordance with, and governed by, the substantive laws of the State of New York. Both parties agree that any action to enforce this Note must be brought within the State of New York and both parties consent to jurisdiction and venue in the County of New York and the State of New York.

SECTION 9: COSTS AND LEGAL FEES

         If any party is required to take any action to enforce its rights under this Note as a result of a breach of another party, whether or not a suit or other legal action is initiated, the breaching party shall reimburse and pay the non-breaching party promptly upon demand all fees and costs incurred by the non-breaching party in connection with such action, including, without limitation, reasonable attorneys' fees and court costs.

SECTION 10:  SEVERABILITY

         Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability without affecting the remaining provisions of this Note.

SECTION 11: PARTIES IN INTEREST

         This Note shall be binding upon, and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and assigns. Nothing contained in this Note, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

SECTION 12: ENTIRE AGREEMENT

         This note constitutes the final understanding between the lender and the borrower and may not be contradicted by evidence of any alleged oral agreements.

SECTION 13: ASIGNMENT

         Borrower may not assign this Note to any party without Lender's prior written consent, which consent may be withheld for any or no reason. Any purported assignment by Borrower shall be deemed null and void and of no force or effect. Lender may assign this Note without the Consent of Borrower.

         IN WITNESS WHEREOF, this Note has been duly executed as of the day and year first above written.



LENDER

/s/ Robert Spiegleman



BORROWER

/s/ Robert Mintz
Vice President

 CORPORATE ACKNOWLEDGEMENT

 STATE OF NEW YORK
 COUNTY OF NEW YORK

 On the 8th day of October, 1998, before me personally came ROBERT MINTZ, to me known, who, being by me duly sworn, did depose and say that he resides at 1384 Broadway, New York, NY, that he President of AMERICAN RESOURCES AND DEVELOPMENT COMPANY, the corporation described herein, and which executed the foregoing instrument; that he signed his name thereto by order of the board of directors of said corporation.



 Sworn to before me this
 8th day of October 1998



/s/ Valerie Hansen
 Notary Public

 VALERIE HANSEN
 NOTARY PUBLIC, State of New York
 No. 43803669
 Qualified in Richmond & N. Y. Counties
 Commission Expires Dec. 31,  1998

CORPORATE ACKNOWLEDGEMENT

STATE OF NEW YORK
COUNTY OF NEW YORK



 On the 8th day of October, 1998, before me personally came ROBERT A. SPIEGELMAN, ESQ., to me known, who, being by me duly sworn, did depose and say that he resides at 1411 Broadway, New York, NY, that he Assistant Secretary of JORDACHE ENTERPRISES, INC. the corporation described herein, and which executed the foregoing instrument; that he signed his name thereto by order of the board of directors of said corporation.

 Sworn to before me this
 8th day of October 1998
 /s/ Valerie Harper
 Notary Public


 VALERIE HANSEN
 NOTARY PUBLIC, State of New York
 No. 43803569
 Qualified in Richmond & N.  Y. Counties
 Commission Expires Dec. 31, 1999